EXHIBIT 99.1

CMS Bancorp, Inc. Announces Earnings for the Quarter Ended December 31, 2009

WHITE PLAINS, N.Y., Feb. 10, 2010 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank, announced results for the quarter ended December 31, 2009, which reflect net income of $102,000 or $.06 per share, compared to a net loss of $1,000 in the quarter ended December 31, 2008.

President and CEO John Ritacco stated that "in the quarter ended December 31, 2009, we continued to see improvements in net interest income, non-interest income and better management of our costs." Mr. Ritacco noted that "our net interest income increased by $275,000, or 17.3% in the quarter ended December 31, 2009 compared to the quarter ended December 31, 2008, principally as a result of lower interest expense."

Commenting on the decrease in deposits, Mr. Ritacco reported that "while the Company's assets declined by almost $16 million since September 30, 2009, the decline was expected as some of the promotional certificates of deposit from the new Mount Kisco branch grand opening matured and were withdrawn."

The Company reported a $272,000 increase in non-interest income, and a $319,000 increase in non-interest expense in the quarter ended December 31, 2009 compared to the quarter ended December 31, 2008.  Commenting on these results, Stephen E. Dowd, Senior Vice President and Chief Financial Officer stated that "the increase in non-interest income includes gains on the sale of securities and increases in the net gains on sale of loans, while the increase in non-interest expense includes $155,000 of direct operating costs of the new Mount Kisco branch and higher FDIC insurance premiums." Mr. Dowd also noted that "the Company added $60,000 to the allowance for loan losses in the quarter ended December 31, 2009 and that the allowance represented 0.46% of loans outstanding at December 31, 2009, up from 0.44% at September 30, 2009.  In addition, non performing loans totaled $1.7 million at December 31, 2009 and September 30, 2009."

Mr. Ritacco noted that "Community Mutual Savings Bank is in a strong financial position to grow. We have a Tier I capital ratio of 7.66%, compared to a minimum of 5.0% to be considered 'well capitalized' and have $41 million in available-for-sale securities which can be reinvested in loan growth and provide for a high level of liquidity."

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations.  Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited, In thousands)

	December 31, 2009	September 30, 2009
ASSETS
Cash and cash equivalents	$1,513	$7,304
Securities	40,959	58,643
Loans, net	174,222	169,293
Other assets	10,599	7,924
Total assets	$227,293	$243,164

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$163,032	$184,387
Borrowed money	41,608	34,726
Other liabilities	1,759	3,138
Total Liabilities	206,399	222,251
Stockholders' equity	20,894	20,913
Total liabilities and stockholders' equity	$227,293	$243,164

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In thousands, except per share data)
	Quarters Ended
	December 31,
	2009	2008

Interest income	$2,853	$2,863
Interest expense	992	1,277
Net interest income	1,861	1,586
Provision for loan losses	60	--
Net interest income after provision for loan losses	1,801	1,586
Non-interest income	350	78
Non-interest expense	1,971	1,652
Income before income taxes	180	12
Income tax	78	13
Net income (loss)	$102	$(1)
Net (loss) per common share	$0.06	$(0.00)
CONTACT:  CMS Bancorp, Inc.
          Stephen E. Dowd, Senior Vice President & Chief Financial
           Officer
          914-422-2700